Exhibit 3.1

PANBELA THERAPEUTICS, INC.

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is Panbela Therapeutics, Inc. On April 23, 2024, the Corporation filed a Certificate of Designation with respect to its Series A Preferred Stock (defined below), in the office of the Secretary of State of the State of Delaware (the “Series A Certificate of Designation”).

SECOND: The issuance of a series of one share of the Corporation’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and the rights, preferences, privileges and restrictions of the Series A Preferred Stock were provided for and authorized by resolutions duly adopted by the Board of Directors of the Corporation (the “Board”). A separate certificate setting forth said resolutions has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

THIRD: No shares of said Series A Preferred Stock are outstanding and no shares thereof will be issued subject to said Series A Certificate of Designation.

FOURTH: The Board has adopted the following resolutions:

WHEREAS, the Corporation has no authorized share of Series A Preferred Stock outstanding, and no authorized share of Series A Preferred Stock will be issued.

RESOLVED, that the officers of the Corporation are each hereby authorized, jointly and severally, for and on behalf of the Corporation, to execute and file a certificate setting forth this resolution (a “Certificate of Elimination”) with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Certificate of Incorporation of the Corporation all reference to the Series A Preferred Stock of the Corporation.

FIFTH: The effective time of this Certificate of Elimination shall be upon filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be duly executed by the undersigned duly authorized officer as of this 28th day of June, 2024.

PANBELA THERAPEUTICS, INC.

By:	/s/ Jennifer K. Simpson
Name: Jennifer K. Simpson
Title: President and Chief Executive Officer